Exhibit 99.1

Answers Corporation Announces Private Placement to Redpoint Ventures of up to $13 Million

WikiAnswers Exceeds Three Million Questions

New York, NY, June 17, 2008 - Answers Corporation (NASDAQ:ANSW), creators of the leading answer engine offering Answers.com™ and WikiAnswers.com™, today announced it has entered into definitive agreements for the private placement of up to $13 million of convertible preferred stock and warrants to Redpoint Ventures, a Menlo Park, CA, based venture capital firm specializing in early stage and growth capital investments for the Internet and technology sectors.

Through a transaction executed on June 16, 2008, Answers issued $6 million of Series A convertible preferred stock, convertible into 1,333,333 shares of common stock at a conversion price of $4.50 per share, with 50% warrant coverage at an exercise price of $4.95. Additionally, Redpoint was issued a second tranche warrant, exercisable over the next 12 months, to purchase up to an additional $7 million of Series B convertible preferred stock, convertible into 1,272,727 shares of common stock at a conversion price of $5.50 per share, with 50% warrant coverage at an exercise price of $6.05.

“We are extremely pleased with this strategic investment and validation of both our products and growth opportunity by a top tier Silicon Valley venture capitalist,” said Robert S. Rosenschein, Answers’ Chairman and CEO. “With this partnership, we gain access to Redpoint’s team, connections and industry experience. The last public company they invested in was Intermix, parent of MySpace, subsequently sold to News Corp in 2006. We look forward to Redpoint’s valuable contribution and support.”

As part of the investment, Redpoint’s Allen Beasley will join the Company’s board of directors. In the event Redpoint exercises the second tranche warrant and meets ownership requirements specified in the definitive agreements, Redpoint will be able to appoint a second member of the Company’s board of directors.

Redpoint’s Allen Beasley added, “The Answers properties, but especially WikiAnswers.com, represent the type of high growth opportunity we look for. With over 11 million monthly unique U.S. visitors in May, according to comScore, WikiAnswers is an emerging leader in the social knowledge space. We look forward to working closely with the company to help accelerate its growth.”

“The proceeds of the investment will be used to strengthen our balance sheet,” said Steven Steinberg, Chief Financial Officer. “With Redpoint’s strategic and financial backing, we believe we are well positioned to focus on sustainable growth and maximizing the metrics of our business.”

The Company has agreed to file a registration statement with the SEC covering the resale of the shares of common stock issuable upon conversion of the convertible preferred stock and exercise of the warrants. The issuances of certain of the shares of common stock underlying the securities issued in the private placement are subject to stockholder approval, applicable NASDAQ rules and/or customary closing conditions, including certain of the shares underlying the second tranche warrant.

The securities issued in the private placement have not been registered under the Securities Act of 1933 or any state securities laws and unless so registered may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy securities.

Thomas Weisel Partners LLC acted as lead-placement agent and Canaccord Adams acted as co-placement agent for the offering.

WikiAnswers Exceeds Three Million Questions

In related news, Answers also announced that WikiAnswers.com has passed its three millionth question milestone. “We are well on our way to building the largest database of questions and answers on the Internet,” continued Rosenschein. “It took us one year from acquiring WikiAnswers to reach one million, then five more months to reach two million, and now just three months to reach three million questions.”

About Answers Corporation

Answers Corporation (NASDAQ: ANSW) owns and operates Web properties dedicated to providing useful answers in thousands of categories. The award-winning reference site Answers.com includes content on five million topics from over 180 licensed sources from leading publishers, including Houghton Mifflin Company, Barron’s, Wikipedia, Encyclopedia Britannica. WikiAnswers.com is a community-generated Social Knowledge Q&A platform, leveraging wiki-based technologies. Through the contributions of WikiAnswers’ growing community and dedicated supervisors, answers are constantly improved and updated over time. WikiAnswers was ranked by comScore as the fastest growing domain of the top 1,500 in the U.S. in terms of unique monthly visitors in 2007. Answers.com is also available for mobile devices at mobile.answers.com. For investment information, visit ir.answers.com. (answ-f)

About Redpoint Ventures

Redpoint Ventures focuses on partnering with and funding innovative companies that have the potential to define, lead, and change industries. Redpoint partners have many decades of experience and success in technology investing; combined with this foundation, the firm is able to leverage a thriving network of entrepreneurs, partners, and industry experts to accelerate building market-leading companies. Redpoint (www.redpoint.com) was founded in 1999 by partners from two of the top firms in the venture capital industry and currently has over $2 billion under management. The firm is headquartered in Menlo Park, CA with offices in Los Angeles and Shanghai, China.

Cautionary Statement

Some of the statements included in this press release are forward-looking statements that involve a number of risks and uncertainties, including, but not limited to, statements regarding future market opportunity and future financial performance. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Important factors may cause the company’s actual results to differ materially, including, but not limited to, the inability to increase the number of persons who use the company’s Web properties, the inability to increase the number of partners who will generate increased traffic to its Web properties, the failure to improve the monetization of its Web properties, a change in the algorithms and methods used by Google, the provider of the vast majority of the company’s search engine traffic, and other search engines to identify web pages towards which traffic will ultimately be directed or a decision to otherwise restrict the flow of users visiting the company’s Web properties, a decision by Google, Inc. to discontinue directing user traffic to www.answers.com through its definition link, the effects of facing liability for any content displayed on the company’s Web properties, potential claims regarding infringement of the intellectual property rights of any third party, and other risk factors identified from time to time in SEC filings, including, but not limited to, the annual report on Form 10-K filed on April 1, 2008. Any forward-looking statements set forth in this press release speak only as of the date of this press release. The company does not intend to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. This press release and prior releases are available at www.answers.com. The information in the company’s website is not incorporated by reference into this press release and is included as an inactive textual reference only.

Investor Contact:

John McNamara

Cameron Associates

(212) 554-5485
john@cameronassoc.com

or

Press Contact

Alison Minaglia

Technology PR for Answers Corporation

(203) 972-3170 or

(917) 902-3404
aminaglia@technologypr.com

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